                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263


                   FINAL TERMS NO. 1763 DATED 07 NOVEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 11,000,000.00GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
      CURRENTLY TOTALING A$ 1,164,000,000.00 (A$ 1,104,000,000.00 INCLUDING
                                   BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the accompanying prospectus dated December 17, 2004 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                               Queensland Treasury Corporation

    (ii)  Guarantor:                            The Treasurer on behalf of the Government of
                                                Queensland

2.  Benchmark line:                             2010
                                                (to be consolidated and form a single series with
                                                QTC 5.5% Global A$ Bonds due 14 May, 2010 , ISIN
                                                US748305BF57)

3.  Specific Currency or Currencies:            AUD ("A$")

4.  (i)   Issue price:                          96.132%

    (ii)  Dealers' fees and commissions paid    No fee or commission is payable in respect of the
          by Issuer:                            issue of the bond(s) described in these final terms
                                                (which will constitute a "pricing supplement" for
                                                purposes of any offers or sales in the United

                                                State or to U.S. persons). Instead, QTC pays fees
                                                and commissions in accordance with the procedure
                                                described in the QTC Offshore and Onshore Fixed
                                                Interest Distribution Group Operational Guidelines.

5.  Specified Denominations:                    A$1,000

6.  (i)   Issue Date:                           7th November 2007

    (ii)  Record Date (date on and from which   6 May/6 November
          security is Ex-interest):

    (iii) Interest Payment Dates:               14 May/14 November

7.  Maturity Date:                              14 May 2010

8.  Interest Basis:                             5.5 per cent Fixed Rate

9.  Redemption/Payment Basis:                   Redemption at par

10. Change of Interest Basis or                 Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:                  Senior and rank pari passu with other senior,
                                                unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:              Senior and ranks pari passu with all its other
                                                unsecured obligations

12. Method of distribution:                     Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i)   Rate(s) of Interest:                  5.5 percent per annum payable semi-annually in
                                                arrears

    (ii)  Interest Payment Date(s):             14 May and 14 November in each year up to and
                                                including the Maturity Date

    (iii) Fixed Coupon Amount(s):               A$27.50 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                Not Applicable

    (v)   Other terms relating to the           None
          method of calculating interest
          for Fixed Rate Bonds:


                        PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                    A$1,000 per bond of A$1,000 Specified Denomination
                                                (N.B. If the Final Redemption Amount is different
                                                from 100% of the nominal value the Notes will be
                                                derivative securities for the purposes of the
                                                Prospectus Directive and the requirements of Annex
                                                XII to the Prospectus Directive Regulation will
                                                apply and the Issuer will prepare and publish a
                                                supplement to the prospectus supplement)


15. Early Redemption Amount(s) payable          Not Applicable
    on redemption for taxation reasons
    or on event of default and/or the
    method of calculating the same:

                    GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                              Permanent Global Note not exchangeable for
                                                Definitive Bonds

17. Additional Financial Centre(s) or           Not Applicable
    other special provisions relating
    to Payment Dates:

18. Talons for future Coupons or                No
    Receipts to be attached to
    Definitive Bonds (and dates on
    which such Talons mature):

19. Other terms or special conditions:          Not Applicable

                                  DISTRIBUTION

20. (i)   If syndicated, names and addresses    Not Applicable
          of Managers and underwriting
          commitments:

    (ii)  Date of Dealer Agreement:             6th November 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):      Not Applicable

21. If non-syndicated, name                     Australia and New Zealand Banking Group Ltd

    and address of relevant                     530 Collins St
    Dealer:                                     MELBOURNE VIC 3000

22. Whether TEFRA D or TEFRA C rules            TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Additional selling restrictions:            Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING AND ADMISSION
      TO TRADING

(i)   Listing:                                  Bourse de Luxembourg.

(ii)  Admission to trading:                     Application has been made for the bonds to be
                                                admitted to trading on the regulated market of the
                                                Bourse de Luxembourg with effect from the Issue
                                                Date.

2.    RATINGS

      Ratings:                                  The bonds to be issued have been rated:

                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rated 'AAA' by S&P has the highest
                                                credit rating assigned by Standard & Poor's. The
                                                obligor's capacity to meet its financial commitment
                                                on the obligation is extremely strong.

                                                Obligations rated Aaa by Moody's are judged

                                                to be of the highest quality with minimal credit
                                                risk.

                                                A credit rating is not a recommendation to buy, sell
                                                or hold securities and may be revised or withdrawn
                                                by the rating agency at any time. Each rating should
                                                be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                    See "Use of Proceeds" section in the prospectus supplement.

(ii)  Estimated net proceeds:                   Not Applicable.

(iii) Estimated total expenses:                 Not Applicable.

5.    YIELD

      Indication of yield:                      7.16%

                                                Calculated as 7 basis points less than the yield on
                                                the equivalent A$ Domestic Bond issued by the Issuer
                                                under its Domestic A$ Bond Facility on the Trade
                                                Date.

                                                The yield is calculated on the Trade Date on the
                                                basis of the Issue Price. It is not an indication of
                                                future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                US748305BF57

(ii)  Common Code:                              21354040

(iii) CUSIP Code:                               748305BF5

(iv)  Any clearing system(s) other than         Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                 Delivery free of payment

(vi)  Names and addresses of additional         Not Applicable
      Paying Agent(s) (if any):